SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”), dated as of April 27, 2007, is made by and between Cityplatz Limited (“Cityplatz”) and Power3 Medical Products, Inc., a New York corporation (“Power3”).

WHEREAS, Power3 issued to Cityplatz convertible debentures in the amount of $50,000 on October 28, 2004 (the “October Debentures”) and $50,000 of convertible debentures on January 26, 2005 (the “January Debentures”) (the October Debentures and January Debentures, as well as all related documentation thereto, shall collectively be referred to as the “Transaction Documents”);

WHEREAS, Power3 desires to issue, and Cityplatz desires to accept, five hundred twenty six thousand three hundred and fifteen (526,315) shares of Power3’s common stock in full satisfaction of all principal and interest due under the October Debentures and January Debentures;

WHEREAS, Power3 desires to issue, and Cityplatz desires to accept, one hundred eighty seven thousand three hundred and ninety three (187,393) shares of common stock in full satisfaction of all damages, including liquidated damages, and all obligations arising pursuant to the Transaction Documents;

WHEREAS, Power3 agrees to reduce the exercise price on all warrants issued under the Transaction Documents (the “Warrants”) to $0.19, and Cityplatz accepts such price reduction, on condition that all provisions relating to cashless exercise of the Warrants be voided under the Transaction Documents.

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to and agreed by and among Power3 and Cityplatz as follows:

1. Power3 shall issue an aggregate of seven hundred thirteen thousand seven hundred and eight (713,708) shares of common stock (the “Shares”) to Cityplatz in full satisfaction of the October Debenture and January Debenture and all obligations arising pursuant to the Transaction Documents. Upon issuance of the Shares, Cityplatz shall return, via overnight delivery, the original October Debenture and January Debenture to Power3.

2. In consideration of the foregoing, Cityplatz releases and discharges Power3, Power3’s officers, directors, principals, control persons, past and present employees, insurers, successors, and assigns (“Power3 Parties”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against Power3 Parties ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Release arising under the Transaction Documents.

3. In consideration of the foregoing, Power3 releases and discharges Cityplatz, Cityplatz’s officers, directors, principals, control persons, past and present employees, insurers, successors, and assigns (“Cityplatz Parties”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against Cityplatz Parties ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Release arising under the Transaction Documents.

4. Power3 and Cityplatz each understand and agree that this Agreement (including all of its terms) is forever deemed confidential between them. Except as required under the statutes, rules or regulations of any federal or state government, government agency or court of competent jurisdiction, each of Power3 and Cityplatz, and their respective counsel, shall not disclose or divulge any of the matters underlying this Agreement, or any of the terms or substance of this Agreement to others.

5. All parties acknowledge and represent that: (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

6. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges ands warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.

7. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.

8. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individuals executing this Agreement and other agreements on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

10. This Agreement may be executed in counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

CITYPLATZ LIMITED By: /s/ Gordon Mundy Name: Gordon Mundy Title: Director	P.O. Box 175 12-14 Finch Road Douglas Isle of Man, IM99 1TT British Isles Tel: (01624) 646700 Fax: (01624) 620588 Email: gmundy@tridenttrust.com

POWER3 MEDICAL PRODUCTS, INC. By: /s/ Steven B. Rash Name: Steven B. Rash Title: Chief Executive Officer	3400 Research Forest Drive, Suite B2-3 Woodlands, Texas 77381 Tel: (281) 466-1600 Fax: (281) 466-1481 Email: srash@power3medical.com